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                                                                    Exhibit 99.1




                                    Analyst Contact:             Nancy Shipp
                                                                 303-216-3738
                                    Media Contact:               Gary Gerdemann
                                                                 303-216-3724


       EINSTEIN/NOAH BAGEL CORP. ANNOUNCES PROPOSED PRIVATE DEBT OFFERING


GOLDEN, CO., May 13, 1997 -- Einstein/Noah Bagel Corp. (NASDAQ-NMS: ENBX) today announced a proposed private offering of $75 million of convertible subordinated debentures due 2004. The proceeds of the offering will be used primarily to fund new store development.

The proposed debentures will be offered to qualified institutional buyers and certain institutional accredited investors and may also be offered to foreign persons. The debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or without an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. The company expects the debentures will be resold by the initial purchasers pursuant to Rule 144A or Regulation S under the Securities Act of 1933.

As of April 20, 1997, Einstein/Noah Bagel Corp. franchised 420 retail bagel stores in 28 states, primarily under the Einstein Bros.(TM) Bagels and Noah's New York Bagels(R) brands. The stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads. Boston Chicken, Inc., (NASDAQ-
NMS: BOST) is the majority stockholder of ENBC.

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